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                     October 20, 2023

       Adam Larson
       Chief Financial Officer
       Cottonwood Communities, Inc.
       1245 E. Brickyard Road, Suite 250
       Salt Lake City, UT 84106

                                                        Re: Cottonwood
Communities, Inc.
                                                            Form 10-K for the
year ended December 31, 2022
                                                            Filed March 24,
2023
                                                            Form 10-K for the
year ended December 31, 2021
                                                            Filed March 30,
2022
                                                            File No. 000-56165

       Dear Adam Larson:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction